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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 22, 2009
SOMANETICS CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1653 East Maple Road, Troy, Michigan	48083-4208

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 689-3050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act.
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement
On July 22, 2009, Somanetics entered into a Lease Agreement with Kirts Office Center Associates, L.L.C. to lease the Candlewood Office Center located at 2600 Troy Center Drive, Troy, Michigan, for its corporate headquarters and assembly and storage facility. The premises include all of a single building with approximately 48,000 square feet of space, including office space for sales and marketing, engineering, accounting and other administrative activities, and assembly and storage space.
The Lease Agreement is for an initial 87 and a partial month term estimated to begin December 15, 2009 and ending March 31, 2017 and grants Somanetics two consecutive options to renew the lease for a term of five years each. The initial term of the Lease Agreement commences upon Somanetics’ occupancy of the premises, which is expected to occur on December 15, 2009. The minimum monthly lease payment from the Commencement Date through the 15th full calendar month of the term will be approximately $36,900 (except that rent is abated for the first three months of the term), excluding other occupancy costs, and it will increase to approximately $42,800 during the term of the lease, excluding other occupancy costs. Somanetics also pays other occupancy costs relating to the premises, including utilities, taxes and insurance. The Lease Agreement provides Somanetics with a $1,196,700 construction allowance for the installation of improvements to be installed by the landlord.
The new premises replace our existing headquarters, manufacturing facility and warehouse space in Troy, Michigan, which we currently lease under a lease that expires March 31, 2010. We believe that this facility is suitable and adequate for our needs now and for the foreseeable future and will allow for substantial expansion of our business and number of employees.
Item 9.01. Financial Statements and Exhibits

Exhibits	Description

10.1	Lease, dated as of July 22, 2009, between Kirts Office Center Associates, L.L.C. and Somanetics Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2009	SOMANETICS CORPORATION
(Registrant)

	By:	/s/ Mary Ann Victor
Mary Ann Victor
		Its:	Vice President and Chief
Administrative Officer and Secretary

EXHIBIT INDEX

Exhibits	Description

10.1	Lease, dated as of July 22, 2009, between Kirts Office Center Associates, L.L.C. and Somanetics Corporation.